Exhibit 10.2
Regency GP LLC
Long-Term Incentive Plan
Grant of Phantom Units
with DERs
Grantee:
Grant Date:                                                        , 20___
1.	Grant of Phantom Units with DERs. Regency GP LLC (the “Company”) hereby grants to you Phantom Units under the Regency GP LLC Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth in this agreement (the “Agreement”) and in the Plan. This grant of Phantom Units includes a tandem grant of DERs with respect to each Phantom Unit. In the event of any conflict between the terms of this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement, the terms of the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

2.	Vesting. Subject to Paragraph 3 below, the Phantom Units granted hereunder shall vest on each Vesting Date as follows:

	Cumulative
Vesting Date	Vested Percentage
First Anniversary of the Vesting Commencement Date	33	1/3%
Second Anniversary of the Vesting Commencement Date	66	2/[3]%
Third Anniversary of the Vesting Commencement Date	100%
The “Vesting Commencement Date” means , 20___.

The Company shall establish, with respect to each Phantom Unit, a bookkeeping account (a “DER Account”) to which it shall credit (without interest) an amount equal to any cash distributions made by the Partnership with respect to a Common Unit during the period such Phantom Unit remains credited to you. Upon the vesting of a Phantom Unit, the DER Account with respect to such vested Phantom Unit shall also become vested. Similarly, upon the forfeiture of a Phantom Unit, the DER Account with respect to such forfeited Phantom Unit shall also be forfeited.

3.	Events Occurring Prior to Full Vesting.
(a)	Death or Disability. If, prior to a Vesting Date, your employment with the Company terminates as a result of your death or a disability that entitled you to benefits under the Company’s long-term disability plan (“Disability”), all Phantom Units then credited to you and all DER Accounts automatically will become fully vested upon such termination.

(b)	Other Terminations. If, prior to a Vesting Date, your employment with the Company terminates for any reason other than as provided in Paragraph 3(a) above or Paragraph 3(d) below, all Phantom Units then credited to you and all DER Accounts automatically shall be forfeited without payment upon such termination.

(c)	Change of Control. Except as otherwise provided in Paragraph 3(d) below, upon and following a Change of Control prior to a Vesting Date, all outstanding Phantom Units then credited to you and all DER Accounts will remain outstanding and will only vest as otherwise set forth in this Agreement.

(d)	Change of Control Termination. Notwithstanding Paragraph 3(c) above, if, upon or within 12 months following a Change of Control and prior to a Vesting Date, your employment with the Company is terminated without “Cause” (as defined below) or you resign for “Good Reason” (as defined below) (such termination or resignation, a “Change of Control Termination”), all outstanding Phantom Units then credited to you and all DER Accounts automatically will become fully vested upon such termination.
For purposes of this Agreement,
(i) “employment with the Company” means being an Employee, Consultant or a Director of the Company or any of its Affiliates and a change of status between being an Employee, Consultant or Director of the Company and/or any Affiliate(s) shall not constitute a termination of “employment with the Company”;
(ii) “Cause” means the Company (which, for purposes of this definition, shall include the Company and any of its Affiliates) having “Cause” to terminate your employment with the Company, as defined in any employment or similar agreement between you and the Company; provided that, in the absence of an agreement containing such a definition, the Company shall have “Cause” to terminate your employment with the Company upon (A) your willful failure to substantially perform your duties (other than any such failure resulting from your Disability) which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such failure, (B) your willful failure to carry out, or comply with, in any material respect, any lawful and reasonable directive of the Board, which is not remedied within thirty (30) days after receipt of written notice from the Company specifying such failure, (C) your commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude, (D) your unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing your duties and responsibilities, or (E) your commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); and
(iii) “Good Reason” means a material reduction in your annual base salary or target bonus following a Change of Control; provided, however, that, notwithstanding the foregoing, you may not resign for Good Reason unless you have provided the Company with 30 days prior written notice of your intent to resign for Good Reason and the Company has not remedied such reduction within such 30-day period.
4.	Payments.
(a)	Phantom Units. Subject to Paragraph 5, on the date of vesting of a Phantom Unit, the Company shall, in its sole discretion, pay you either (i) an amount of cash equal to the Fair Market Value of a Unit on the vesting date or (ii) one Unit. If more than one Phantom Unit vests at the same time, the Company may pay such Phantom Units in any combination of cash and units as the Company, in its discretion, elects.

(b)	DER Accounts. Subject to Paragraph 5, upon the vesting of a Phantom Unit, the Company shall pay you an amount of cash equal to the amount then credited to the DER Account maintained with respect to such Phantom Unit.
5.	Withholding of Taxes. To the extent that the vesting or payment of a Phantom Unit or cash with respect to a DER Account results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, the Company or Affiliate shall withhold from the cash and from the Units otherwise to be delivered, that amount of cash and that number of Units having a Fair Market Value equal to the Company’s or Affiliate’s tax withholding obligations with respect to such cash and Unit payments, respectively. No payment of a vested Phantom Unit or a cash distribution with respect to a DER Account shall be made pursuant to this Agreement until the applicable tax withholding requirements with respect to such event have been satisfied in full.

6.	Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution or a qualified domestic relations order and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

7.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

8.	Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

9.	Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized individual on behalf of the Company.

10.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

Regency GP LLC
By:
	Name:	Byron R. Kelley
	Title:	Chairman, President and Chief Executive Officer

APPENDIX A
     This Appendix A is attached to the Form of Grant of Phantom Units – Service Vesting between the Company and certain of its executive officers and other employees or service providers. The form of Grant of Phantom Units – Service Vesting between the Company and Byron R. Kelley varies from this Exhibit 10.1 by providing for accelerated vesting of Mr. Kelley’s Phantom Units and DER Accounts upon his retirement from the Company on or after reaching age 65.
Appendix A to
Exhibit 10.2